Exhibit 5.1

Cahill Gordon & Reindel LLP

32 Old Slip

New York, New York 10005

(212) 701-3000

May 5, 2026

Linde plc

Forge

43 Church Street West

Woking, Surrey GU21 6HT

United Kingdom

Ladies and Gentlemen:

We have acted as special counsel to Linde plc, a public limited company incorporated under the laws of Ireland (the “Company”), Linde Inc., a Delaware corporation (“Linde Inc.”) and Linde GmbH, a German limited liability company (“Linde GmbH”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), relating to the registration pursuant to the Securities Act of 1933, as amended (the “Act”), and the proposed issuance and sale from time to time pursuant to Rule 415 under the Act, together or separately and in one or more series (if applicable) of:

(i)	ordinary shares of the Company, nominal value €0.001 per share (the “Ordinary Shares”);

(ii)	preferred shares of the Company, nominal value €0.001 per share (the “Preferred Shares”);

(iii)

depositary shares of the Company, each representing a share or fractional interest of a particular class or series of Preferred Shares (the “Depositary Shares”) and which may be represented by depositary receipts (the “Depositary Receipts”);

(iv)	warrants to purchase equity securities of the Company, debt securities of the Company or Linde Inc. or securities of third parties or other rights (“Warrants”);

(v)

purchase contracts for the purchase or sale of equity securities of the Company, debt securities of the Company or Linde Inc. or securities of any of its affiliates or other third parties (the “Securities Purchase Contracts”);

(vi)	debt securities of the Company (“Company Debt Securities”), which may be guaranteed by Linde Inc. and Linde GmbH (such guarantees, the “Company Debt Securities Guarantees”);

(vii)

debt securities of Linde Inc. (“Linde Inc. Debt Securities”), which will be guaranteed by the Company and which guarantee by the Company may be guaranteed by Linde GmbH (such guarantees, the “Linde Inc. Debt Securities Guarantees”); and

(viii)	units comprised of any combination of Ordinary Shares, Preferred Shares, Depositary Shares, Warrants, Securities Purchase Contracts and/or Debt Securities (the “Units”).

The Company Debt Securities and the Linde Inc. Debt Securities are referred to herein collectively as the “Debt Securities.” The Ordinary Shares, the Preferred Shares, the Depositary Shares, the Warrants, the Securities Purchase Contracts, the Debt Securities and the Units are collectively referred to herein as the “Securities.” Each of the Company and Linde Inc., in its capacity as an issuer of Securities, is referred to herein as an “Issuer.” The Company Debt Securities Guarantees and the Linde Inc. Debt Securities Guarantees are collectively referred to herein as the “Debt Securities Guarantees” and the persons providing such guarantees, in their capacities as such, are referred to herein as the “Guarantors”.

The Debt Securities of each Issuer are to be issued under one or more indentures (“Base Indentures”) to be entered into between such Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee, or another trustee selected by the applicable Issuer and appointed under a Base Indenture or a supplemental indenture.

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including any post effective amendments), will have become effective, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby, (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (iv) the applicable Issuer and Guarantor will each be validly existing and in good standing under the laws of the jurisdiction in which it is organized, (v) all corporate or other action required to be taken to duly authorize each proposed issuance of Securities and any related documentation shall have been duly completed and shall remain in full force and effect, (vi) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Issuer of such Securities and the other parties thereto in accordance with their respective organizational documents and the laws of the respective jurisdictions in which such Issuer and such other parties are organized, (vii) to the extent relevant to our opinions in paragraphs 1, 2, 3, and 4 and not covered by our opinions in paragraph 5, any securities, currencies, indices or commodities underlying, comprising or issuable upon exchange, conversion or exercise of any Depositary Shares, Warrants, Securities Purchase Contracts or Units are validly issued, fully paid and non-assessable (in the case of an equity security) or a legal, valid and binding obligation of the issuer thereof, enforceable against such issuer in accordance with its terms, (viii) the Depositary Receipts, Warrants, Securities Purchase Contracts and Unit Agreements are governed by the laws of the State of New York, (ix) in the case of Debt Securities and Guarantees, the relevant Base Indenture shall have been duly executed and delivered by the Issuers and all other parties thereto and duly qualified under the Trust Indenture Act of 1939, as amended, and (x) the execution, delivery, issuance and performance, as applicable, by the applicable Issuer of such definitive purchase, underwriting or similar agreement with respect to any Securities and such Securities, or by any applicable Guarantor of such Debt Securities Guarantees, will not constitute a breach or violation of their respective organizational documents or violate the law of the jurisdiction in which such Issuer or Guarantor is organized or any other jurisdiction (except that no such assumption is made with respect to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware).

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. With respect to Depositary Receipts, when (i) a deposit agreement relating to such Depositary Shares (“Deposit Agreement”) has been duly executed and delivered by the Company and the depositary appointed by the Company, (ii) the terms of the Depositary Shares have been established in accordance with the Deposit Agreement, and (iii) the Depositary Shares and the Depositary Receipts representing such Depositary Shares have been duly executed (in the case of certificated Depositary Receipts), issued and delivered in accordance with the related Deposit Agreement and the applicable definitive purchase, underwriting or similar agreement for the consideration provided therein, the Depositary Receipts representing such Depositary Shares will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. With respect to any Warrants, when (i) the warrant agreement relating to such Warrants (the “Warrant Agreement”), if any, has been duly executed and delivered by the Company and each other party thereto, (ii) the terms of the Warrants have been duly established in accordance with the Warrant Agreement, if any, and the applicable definitive purchase, underwriting or similar agreement, and (iii) the Warrants have been duly executed (in the case of certificated Warrants) and delivered in accordance with the Warrant Agreement, if any, and the applicable definitive purchase, underwriting or similar agreement for the consideration provided for therein, such Warrants will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. With respect to any Securities Purchase Contracts, when (i) the related purchase contract agreement (“Purchase Contract Agreement”), if any, has been duly executed by the Company and each other party thereto, (ii) the terms of the Securities Purchase Contracts have been established in accordance with the Purchase Contract Agreement, if any, or the applicable definitive purchase, underwriting or similar agreement, (iii) the terms of any collateral or security arrangements relating to such Securities Purchase Contracts have been established and the agreements thereto have been validly executed and delivered by each of the parties thereto and any collateral has been deposited with the collateral agent, if applicable, in accordance with such arrangements, and (iv) such Securities Purchase Contracts have been executed (in the case of certificated Securities Purchase Contracts) and delivered in accordance with the Purchase Contract Agreement, if any, and the applicable definitive purchase, underwriting or similar agreement for the consideration provided for therein, such Securities Purchase Contracts will be legal, valid and binding obligations of the Company, enforceable in accordance with their terms.

4. With respect to any Units, when (i) the unit agreement relating to such Units (the “Unit Agreement”), if any, has been duly executed and delivered by the Company and each other party thereto, (ii) the terms of the Units have been duly established in accordance with the Unit Agreement, if any, and the applicable definitive purchase, underwriting or similar agreement, and (iii) the Units have been duly executed (in the case of certificated Units) and delivered in accordance with the Unit Agreement, if any, and the applicable definitive purchase, underwriting or similar agreement for the consideration provided for therein, the Units will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. With respect to any Debt Securities and any related Guarantees, when: (i) the terms and conditions of such Debt Securities and Guarantees have been duly established by supplemental indenture or officers’ certificate in accordance with the terms and conditions of the relevant Base Indenture, (ii) any such supplemental indenture or officers’ certificate has been duly executed and delivered by the Issuer of such Debt Securities and, in the case of any supplemental indenture, the relevant trustee (together with the relevant Base Indenture, the “Indenture”), and (iii) such Debt Securities and any related Guarantees have been duly executed (in the case of certificated Debt Securities and Guarantees), delivered and authenticated in accordance with the terms of the applicable Indenture and issued and sold for the consideration set forth in the applicable definitive purchase, underwriting or similar agreement, such Debt Securities will be legal, valid and binding obligations of the Issuer thereof, enforceable against such Issuer in accordance with their respective terms, and any related Guarantees will be legal, valid and binding obligations of the Guarantors obligated thereon, enforceable against such Guarantors in accordance with their respective terms.

The opinions expressed above are subject to the following exceptions, qualifications, limitations, and assumptions:

A. We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware, including with respect to matters relating to the Ordinary Shares or Preferred Shares.

B. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law and (iii) the effects of the possible judicial application of foreign laws.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) any waiver (whether or not stated as such) under any Indenture or any other applicable document of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law, (iii) any waiver (whether or not stated as such) contained in any Indenture or any other applicable document of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity, (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or securities laws or due to the negligence or willful misconduct of an indemnified party, (v) any purported fraudulent transfer “savings” clause, or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We hereby consent to the use of our firm’s name under the caption “Legal Matters” and to the filing of this opinion with the Commission as an exhibit to the aforesaid Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP

4